Exhibit 99.1

PO Box 27347 Omaha NE 68127-0347 Phone: (402) 596-8900 Fax (402) 537-6104 Internet: www.infoGROUP.com
FOR IMMEDIATE RELEASE
November 1, 2009
CONTACT:
Lisa Olson
Senior Vice President, Corporate Relations
Phone: (402) 593-4541
E-Mail: lisa.olson@infogroup.com
infoGROUP Responds to Media Report
(OMAHA, NE) — infoGROUP Inc. (NASDAQ: IUSA) responded today to an article in the October 31, 2009 edition of the Omaha World-Herald concerning the prospect that the Company is for sale.
Bill Fairfield, the Company’s CEO, declined to comment specifically on the article, but did say that “we are continually evaluating the operations and prospects for the Company to determine what course is best for our shareholders.” Fairfield continued that “as we announced on December 22, 2008, the Company’s independent directors retained Evercore Partners as independent financial advisor to assist the Company in determining what would be in the best interests of all shareholders, and that process continues.”
Roger Siboni, Chairman of the Company’s Board of Directors, said that “we have made no decision to sell the Company. We have several options before us, which include continuing to operate the Company as an independent organization. Whichever course we follow will be determined by what optimizes value for all our shareholders.”
About infoGROUP
infoGROUP (NASDAQ: IUSA) is the leading provider of data and interactive resources that enable targeted sales, effective marketing and insightful research solutions. Our information powers innovative tools and insight for businesses to efficiently reach current and future customers through multiple channels, including the world’s most dominant and powerful Internet search engines and GPS navigation systems. infoGROUP headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127. For more information, call (402) 593-4500 or visit www.infogroup.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.